The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration Statement No 333-90086
Subject to completion, dated September 26, 2002

Preliminary Prospectus Supplement
(To Prospectus Dated July 17, 2002)

6,000,000 shares

Common Stock

We are offering 6,000,000 shares of our common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol “LEXR.” On September 25, 2002, the last reported sales price of our common stock was $4.05 per share.

	Per share	Total

Public price	$	$

Placement agency fees	$	$

Proceeds to Lexar Media	$	$

You should consider carefully the risks that we have described in “ Risk Factors” beginning on page S-5 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan Securities Inc. will act as our placement agent in connection with the offering and will use its best efforts to introduce us to investors. J.P. Morgan Securities Inc. has no commitment to buy any of the shares.

                    , 2002

Preliminary prospectus supplement

Prospectus

About this preliminary prospectus supplement

This prospectus supplement is a supplement to the prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $50,000,000, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the prospectus include important information about us, our common stock being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Documents Incorporated by Reference” on page S-23 before investing in shares of our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Lexar” refer to Lexar Media, Inc., a Delaware corporation.

Preliminary prospectus supplement summary

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand our business. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock. You should pay special attention to the “Risk factors” section beginning on page S-5 of this prospectus supplement to determine whether an investment in our common stock is appropriate for you.

Lexar Media, Inc.

We design, develop and market high-performance flash memory cards that we market as digital film and other flash-based storage products for consumer markets that utilize portable media for the capture and retrieval of digital content. In addition, we market a variety of connectivity products that link our media products to PCs and other electronic devices. Our digital photography products enable customers to capture digital images and download them quickly to a personal computer for editing, distributing and printing. We also license our proprietary controller technology and sell controllers to other manufactures of flash storage media to address markets adjacent to digital photography.

Our digital film combines flash memory from leading suppliers with our patented technology to address the needs of professional, commercial and consumer photographers. Our high-performance digital film can record images faster than other digital film. This performance advantage is particularly noticeable when used in advanced digital cameras that take advantage of our write speed, or the rate at which our film can capture a digital image. Our digital film is compatible with substantially all digital cameras, including those manufactured by Agfa, Canon, Casio, Epson, Fuji, Hewlett-Packard, Kodak, Konica, Minolta, Nikon, Olympus, Polaroid, Ricoh, Sony and Yashica. We offer digital film in the three primary media formats currently used by digital cameras: CompactFlash, SmartMedia and Memory Stick, as well as in the MultiMedia Card and Secure Digital Card formats, which are flash memory products used in digital cameras and other electronic devices.

Our digital film reader/writers are products that facilitate the transfer of digital images to personal computers and other devices without a direct connection to the digital camera. Our JumpShot cable connects the universal serial bus, or USB, port to our USB-enabled CompactFlash digital film to quickly and easily transfer images. In addition, to address the growing market for compact digital data and media storage solutions, we recently introduced JumpDrive™, a new, high-speed portable USB flash drive for consumer applications that serves a variety of uses including floppy disk replacement.

In addition, our flash memory controller technology can be applied to a variety of consumer electronic applications such as digital music players, laptop computers, personal digital assistants, telecommunication and network devices and digital video recorders. In order to extend our technology into these adjacent markets, we have selectively licensed our technology to third parties.

The address of our principal executive offices is 47421 Bayside Parkway, Fremont, California 94538.

The offering

Common stock offered by Lexar Media	6,000,000 shares

Common stock to be outstanding after the offering	66,420,529 shares

Use of proceeds
We intend to use the net proceeds from this offering to fund working capital requirements for our anticipated future growth. See “Use of Proceeds” for more information regarding our intended use of the net proceeds from this offering.

Nasdaq National Market symbol	LEXR

The number of shares of our common stock that will be outstanding after this offering is based on shares outstanding as of August 31, 2002. The number of shares of our common stock that will be outstanding after the offering excludes:

• 16,318,523 shares of our common stock subject to options outstanding as of August 31, 2002;
• 1,790,834 shares of our common stock subject to warrants outstanding as of August 31, 2002; and
• 3,612,317 shares of our common stock that have been reserved for issuance upon future grants under our stock option and stock purchase plans as of August 31, 2002.

Special note regarding forward-looking statements

This prospectus supplement and the prospectus accompanying this prospectus supplement include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled “Risk Factors” on page S-5 and in the documents that we incorporate by reference into this prospectus supplement and in the prospectus accompanying this prospectus supplement. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus supplement may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus supplement. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Risk factors

This offering involves a high degree of risk. In addition to the other information set forth in this prospectus supplement and the accompanying prospectus, the following risk factors should be considered carefully in evaluating Lexar and its business before purchasing any of the common stock offered hereby. This prospectus supplement contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus supplement should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this prospectus supplement.

Risks related to our business

Our quarterly operating results and gross margins declined significantly in the first quarter of 2001, may fluctuate significantly in the future and are difficult to predict. If our future results are below the expectations of investors or securities analysts, the market price of our common stock could decline significantly.

Our quarterly operating results and gross margins declined significantly in the first quarter of 2001, and while they have subsequently improved, they are likely to vary significantly in the future based on a number of factors related to our industry and the markets for our products. We will have little or no control over many of these factors and any of these factors could cause our operating results and gross margins, and consequently the price of our common stock, to fluctuate significantly. These factors include, among others:

• competitive pricing pressures;
• the rate of growth of the market for digital cameras and digital film;
• fluctuation in demand for our products;
• the amount of price protection, volume incentive rebates, discounts, market development funds, cooperative advertising payments and other concessions and discounts that we may need to provide to some of our customers due to competitive pricing;
• our ability to estimate revenue reserves for product sales to certain customers;
• the timing and amount of expenses related to obsolescence and disposal of excess inventory;
• the timing and amount of any reductions in the average selling prices of our products and services;
• the difficulty of forecasting and managing our inventory levels;
• the difficulty of forecasting sell-through rates of our products and their impact on inventory levels at our distributors and customers, which may result in additional orders being delayed or reduced and inventory being returned;
• price reductions in key components, such as flash memory, could result in reduced margins when selling products that include previously purchased components held in inventory;
• increases in costs charged by our component suppliers, particularly our flash memory suppliers;
• the availability and pricing of flash memory, particularly high-performance flash memory with increased memory capacity;
• seasonal demand for our products and the volume and timing of potential retail customer and distributor orders;
• the timing and amount of orders and cancellations from existing and new customers;
• the announcement or introduction of products and technologies by competitors;

• the timing and manner of revenue recognition for any given customer, including the deferral of revenue from new customers until the product is sold to their customers or changes in our ability to estimate appropriate reductions in product revenue based upon historical experience which may lead to the deferral of revenue until product is sold to their customers;
• competing flash memory card standards, which displace the standards used in our products;
• availability of sufficient silicon wafer foundry capacity to meet customer demand;
• shortages of components such as capacitors and printed circuit boards required for the manufacturing of our products;
• exchange rate fluctuations, particularly the U.S. dollar to Japanese yen exchange rate;
• the mix of business between retail, OEM and licensing;
• commencement of or involvement in litigation;
• potential product quality problems which could raise return or rework costs; and
• whether we can sell controllers in the volumes and at the prices we anticipate.

In addition, as a result of our limited operating history and the emerging nature of our market, we may be unable to accurately forecast our revenues and gross margins. We incur expenses based predominantly on operating plans and estimates of future revenues. Our expenses are to a large extent fixed and we may not be able to adjust them quickly to meet a shortfall in revenues during any particular quarter. We also plan inventory levels based on anticipated revenues. Any significant shortfall in revenues in relation to our expenses and planned inventories would decrease our net income or increase our operating losses and would also harm our financial condition. Declines in our operating results or gross margins may cause us to fail to meet the expectations of investors or securities analysts. If this were to happen, the market price for our common stock would likely decline significantly.

If we are unable to obtain additional financing for our future capital needs, we may be unable to develop or enhance our products, expand our operations, respond to competitive pressures or continue our operations.

We had approximately $31.2 million in cash and cash equivalents as of June 30, 2002. We currently anticipate that this capital, together with funds available under our credit facility with Greater Bay Bank will be sufficient to meet our anticipated needs for working capital and capital expenditures through the next twelve months at our current operating levels. However, it is likely that we will need to raise additional funds prior to the expiration of this period if, for example, our growth meets or exceeds our current expectations, if we do not realize our expectation of continued operating income and incur operating losses that deplete our working capital or if Greater Bay Bank terminates our credit facility, which it may do for any reason. If we were required to raise additional funds, it could be difficult to obtain additional financing on favorable terms, if at all. We may try to obtain additional financing by issuing shares of common stock, preferred stock, debt securities or warrants pursuant to our effective shelf registration statement or otherwise, which could dilute our existing stockholders. If we cannot raise needed funds on acceptable terms, or at all, we may not be able to maintain our product development schedule, respond to competitive pressures or grow our business.

We primarily depend upon a single source of flash memory, and if this source is unable to provide us with sufficient quantities of flash memory in a timely manner and remain technologically and price competitive, we would not be able to manufacture and deliver digital film to our customers in accordance with their volume, price and schedule requirements.

As a result of the supply agreement we entered into with Samsung in April 2001, it has become our primary supplier of flash memory, which is the primary component of our digital film. We expect that the demand for flash memory over the next several years will be substantially greater than in past periods due to the increasing acceptance of digital cameras and other digital consumer products. If we are unable to obtain sufficient quantities of flash memory from Samsung or if necessary, from another flash memory supplier in a timely manner, we will not be able to manufacture and deliver flash memory products to satisfy our customers’ requirements. In addition, if Samsung is unable to ensure that its flash memory is technologically and price competitive or has any interruptions in shipment for any reason, we may also be unable to satisfy our customers’ requirements. As one example, Samsung is emphasizing smaller flash geometries over multi-level cell technology. If multi-level cell technology can be manufactured in volume at high yields, it could offer significant cost advantages over single-level cell technologies. If we are unable to satisfy the requirements of our customers, they may reduce any future orders or eliminate us as a supplier. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers. Because we will likely obtain most of our flash memory from Samsung for the foreseeable future, our relationships with other flash suppliers may not be as strong as they had been in the past. Other flash suppliers may not be able to supply our flash memory needs if we cannot obtain adequate supplies from Samsung. Even if we are able to obtain flash memory in sufficient volume and on schedules that permit us to satisfy our delivery requirements, we cannot assure you that the prices charged by these suppliers will enable us to compete effectively in our market. Samsung and many other potential suppliers of flash memory are located in Asia, a region that has been, and in the future may be, affected by economic and political instability that could adversely affect the price and supply of flash memory. If we are unable to obtain flash memory at economical prices, our margins will decline unless we can raise the prices of our products in a commensurate manner. The existing competitive conditions may not permit us to do so, in which case we may suffer increased losses or reduced profits.

The solid-state storage market is evolving and future digital film formats may not use our core technology or we may be forced to pay a royalty to sell digital film in these formats.

Our products may become less useful to our customers if we are unable to respond to technological advances in our industry or as innovative products become available to our customers. Although the majority of digital cameras currently use Compact Flash, Memory Stick or Smart Media Cards, future digital cameras may use other digital film formats such as the Secure Digital Card or the recently announced xD Picture Card, formats which we do not currently manufacture. We may have to obtain a license before we are able to manufacture such digital film formats. For example, a consortium led by SanDisk, Matsushita and Toshiba introduced the Secure Digital Card format and charges license fees to other companies that want to manufacture such a product. We may be unable to secure licensing arrangements for these or other future digital film formats at reasonable rates or at all. If we are not able to supply the entire range of digital film formats or if we were to have product shortages, our customers would likely cancel orders or seek other suppliers to replace us. Matrix Semiconductor has announced that it soon plans to introduce a one time programmable memory with significant cost savings over the types of memory that are currently commercially available. If we are unable to obtain such technology at competitive prices, our business may be adversely affected. Further, future digital cameras may use other digital film formats, such as compact discs, rotating media, micro-optical storage or magneto-optical storage, which may not use our controller technology. For example, DataPlay has introduced a low cost micro-optical device. If these other digital film formats were to gain broad consumer acceptance, demand for our controller technology would decline, which would negatively impact our gross margins and operating results.

We have a history of losses and may not be able to sustain profitability.

We incurred net losses of approximately $3.6 million for the six months ended June 30, 2002 and as of June 30, 2002 we had an accumulated deficit of approximately $139.5 million. Although we achieved profitability in the second quarter of 2002, we cannot assure you that we will be able to sustain profitability in future periods and we expect to incur negative operating cash flows during the remainder of 2002. Our ability to achieve sustained profitability depends on the rate of growth of the markets for digital cameras, digital film and digital storage media, the extent to which our products and services are accepted by these markets, our ability to charge a premium for our higher performance products and our ability to adequately control our operating expenses. We also must continue to reduce the costs of producing and selling our digital film products by controlling our internal and channel inventory, securing the best available pricing for flash cards and components used in our digital film products and reducing our manufacturing costs. If we are unsuccessful in increasing revenues from our higher margin products and controlling our operating expenses, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

We market our digital film primarily on the basis of its superior technology. If we are unable to achieve or maintain technology leadership, our gross margins and revenues would likely decline significantly.

We market our digital film primarily on the basis of its performance and technology advantage over our competitors’ products. In doing so, we have emphasized our speed advantage over our competitors’ products and have tried to establish ourselves as the brand of choice among professional photographers. We label our CompactFlash products for write speed performance in which 1x is equal to a write speed of 150 kilobytes per second, nomenclature similar to that used in the CD-ROM industry. For example, our 4x CompactFlash digital film is capable of sustained write speeds of at least 600 kilobytes per second. Currently, we offer CompactFlash with write speeds ranging from 4x to 24x. Our highest capacity card is currently 1 gigabyte. From time to time our competitors have introduced products for which they have claimed high, sustained write speeds. If we are unable to design and manufacture products that are technologically superior to those of our competitors or if we lose our status as a brand preferred by professional photographers, we will be unable to achieve a premium price for our products. If this were to occur, our revenues and gross margins would likely decline significantly.

Our products are characterized by average selling prices that have historically declined over relatively short time periods. If we are unable to effectively manage our inventories, reduce our costs, introduce new products with higher average selling prices or increase our sales volumes, our gross margins will be negatively impacted.

Although consumers have recently begun to purchase digital cameras in volume, they still exert pressure on digital camera manufacturers and on us to lower prices of digital photography products, like our digital film, to prices comparable to those of traditional photography products. Our competitors also impose pricing pressures on us. In addition, because a large percentage of our sales are to a small number of customers that are primarily retail consumer chains, distributors and large original equipment manufacturers, these customers have exerted, and we expect they will continue to exert, pressure on us to make price concessions. In 2000, 2001 and in the first six months of 2002, we significantly reduced the prices of many of our digital photography products, and may need to do so in the future to remain competitive. Any reduction in prices by us will negatively impact our gross margins, unless we can manage our internal and channel inventories to minimize such price declines and reduce our costs. In addition, we have begun selling our products to certain customers on a consignment basis. We expect that as a result of these arrangements, we will carry higher levels of inventory which will most likely result in additional operational costs including, but not limited to, insurance, inventory shrinkage, audit and accounting fees and property taxes. If we are unable to reduce our costs to offset declines in average selling prices or increase the sales volume of our existing products, our gross margins will be adversely affected. We anticipate that our average selling prices will decline as additional flash memory capacity becomes available in late 2002.

Because we protect many of our retail customers and distributors against the effects of price decreases on their inventories of our products, we have in the past and may in the future incur large price protection charges if we reduce our prices when there are large quantities of our products in our distribution channel.

More than half of our product sales in 2001 and in the first half of 2002 were made through distributors and retailers to which we have provided price protection. In the second quarter of 2002, we incurred approximately $0.8 million in price protection charges, and we anticipate that we will continue to incur price protection charges in 2002 due to competitive pricing pressures. If our price protection reserves are insufficient or we are not able to estimate future charges, our revenues and gross margins would be adversely affected in future periods.

Because many of our retail customers and distributors have rights of return, we may be required to take back large quantities of unsold inventory, which could reduce our revenues.

Substantially all of our sales of our digital film products to end-users are made through distributors and retailers. Our sales through these channels often include rights to return unsold inventory. For sales of some of our products, we recognize revenue upon shipment of our products, although we establish reserves for estimated returns. Additionally, we permit some of our customers to return products in their inventory for credit or in exchange for new products. If there are significant inventories of old products in our distribution channel when a new product is released, or if these distributors and retailers are unsuccessful in selling our products, there could be substantial product returns. If our reserves are insufficient to account for these returns or if we are unable to resell these products on a timely basis at similar prices, our revenues may be reduced. Because the market for our products is rapidly evolving, we may not be able to resell returned products at attractive prices or at all.

If our customers elect to compete with us in the digital film market, our revenues and gross margins would likely decline.

We sell our CompactFlash controllers to companies that could use our controllers to manufacture CompactFlash products. Many of these customers are large companies that have longer operating histories and greater brand recognition, greater access to flash memory, substantially greater financial, technical, marketing and other resources and longer standing relationships with customers. If these companies were to choose to compete directly with us in the digital film market, our revenues and gross margins would likely decline.

We distribute our products into international markets. If we are unable to anticipate demand and pricing of our products in those regions or if we are unable to effectively manage the distributor channels and relationships in those regions, our operating results will be harmed and our stock price will likely decline.

If we are unable to accurately anticipate demand and pricing of products in international markets, or if we cannot work effectively with our distribution partners to create demand, develop effective marketing programs, manage inventory levels and collect receivables in a timely fashion, our operating results will be harmed and our stock price will likely decline.

If we are unable to generate increased revenue from licensing our controller technology for application in other products and selling our controllers on a stand-alone basis to third parties, our gross margins may be negatively impacted and we will have difficulty achieving or sustaining profitability.

We have historically derived the substantial majority of our revenues from the sale of our digital film and connectivity products. We believe, however, that our future growth and ability to become profitable may depend on our ability to license our proprietary controller technology for use in new digital photography applications or applications in other markets, such as music and video, and to generate increased revenues from the sales of our controllers. If we fail to generate significant licensing revenues from these activities or increase the revenues we derive from our controller sales, we may not grow our revenues and margins as planned and we may have difficulty achieving or sustaining profitability.

We depend on a few key customers and the loss of any of them could significantly reduce our revenues.

Historically, a small number of our customers have accounted for a significant portion of our revenues. During the second quarter of 2002, sales to the ten customers from which we received the greatest revenues accounted for approximately 68.9% of our gross revenues. Our revenues could decline if one or more of these customers were to significantly reduce, delay or cancel their orders, decide to purchase digital film manufactured by one of our competitors, develop and manufacture their own digital film or cease operations due to the downturn in the global economy or otherwise. In addition, any difficulty in collecting outstanding amounts due from our customers, particularly customers that place larger orders or experience financial difficulties, would also reduce our revenues. Because our sales are made by means of standard purchase orders rather than long-term contracts, we cannot assure you that these customers will continue to purchase quantities of our products at current levels, or at all.

Furthermore, our revenues include sales to OEMs, some of which may in the future decide to compete against us in the digital film market. We expect our operating results for at least the next several years to continue to depend on sales to a relatively small number of customers.

If we are unable to develop and introduce, on a timely basis, new products or services that are accepted by our customers and consumers, we will not be able to compete effectively in our market.

We operate in an industry that is subject to evolving industry standards, rapid technological changes, rapid changes in consumer demands and the rapid introduction of new, higher performance products that shorten product life cycles and tend to decrease average selling prices. To remain competitive in this demanding market, we must continually design, develop and introduce new products and services that meet the performance and price requirements of our customers and consumers. Any significant delay or failure in releasing new products or services would harm our reputation, provide a competitor a first-to-market opportunity or allow a competitor to achieve greater market share. Also, we cannot assure you that any products or services we do introduce will gain market acceptance. The introduction of new products is inherently risky because it is difficult to foresee advances in technology and the adoption of new standards, to coordinate our technical personnel and strategic relationships and to identify and eliminate design and product flaws. We may not be able to recoup research and development expenditures if our new products or services are not widely accepted.

If we are unable to develop or maintain the strategic relationships necessary to develop, sell and market products that are commercially viable and widely accepted, the growth and success of our business may be limited.

We may not be able to develop and sell products that are commercially viable and widely accepted if we are unable to anticipate market trends and the price, performance and functionality requirements of digital camera and flash memory manufacturers. We must continue to collaborate closely with our customers, digital camera manufacturers, flash memory manufacturers and other suppliers to ensure that critical development, marketing and distribution projects proceed in a coordinated manner. This collaboration is also important because our ability to anticipate trends and plan our development activities depends to a significant degree upon our continued access to information derived from strategic relationships we currently have with digital camera and flash memory manufacturers. This collaboration can be difficult because many of these companies are located in Europe or Asia. If any of our current relationships terminate or otherwise deteriorate, or if we are unable to enter into future alliances that provide us with comparable insight into market trends, we will be hindered in our product development efforts.

We rely to a significant degree on retailers to sell our digital film products.

We sell a significant percentage of our digital film products to retailers, most notably CompUSA, Ritz, Target, and Wal-mart, rather than through original equipment manufacturer and distributor channels. As such, we are subject to many risks, including the following:

• loss of market share if the retailers that carry our products do not grow as quickly and sell as many digital film products as the retailers that carry the digital film products of our competitors;
• product returns could increase as a result of our strategic interest in assisting retailers in balancing their inventories;
• reduced ability to forecast sales;
• reduction of gross margins, delays in collecting receivables and increased inventory levels due to the increasing tendency for some retailers to require products on a consignment basis;
• retailers may emphasize our competitors’ products over our products, or decline to carry our products; and
• continued downward pricing pressure in the retail channel has and could continue to necessitate price protection of the inventories of our products that many of our customers carry.

Because we depend on single suppliers for some key components and products and do not have long-term supply contracts with those suppliers, we are exposed to the risks of a potential inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality.

ZETEX Semiconductors is the sole manufacturer of transistors for our CompactFlash and connectivity products. We rely on additional vendors, some of which are sole source suppliers, for other critical components. Because we depend on a single supplier for certain key components, and do not have a long-term supply contract with these suppliers, we face the risk of inadequate component supply, price increases, late deliveries and poor component quality. Any supplier may terminate their relationships with us or pursue other relationships with our competitors, and if we were to lose our relationship with these single suppliers, the lead time required to qualify new suppliers could be as long as three months. Also, if we lose our single suppliers or these suppliers are otherwise unable to satisfy our volume and delivery schedule requirements, it may be difficult to locate any suppliers who have the ability to develop, manufacture and deliver the specialized components we need for our products. If we are unable to accurately predict our supply needs, or if our supply of components is disrupted, our reputation may be harmed and we may lose existing customers or be unable to attract new customers.

We also do not manufacture certain flash memory cards such as the SD Card or Multi-Media Card as these cards have not yet reached sufficient market penetration for us to justify the investment to develop a flash memory controller. Until we develop our own flash memory controller for these and other products, we purchase such cards from third parties for resale. We do not have a long-term supply contract with these suppliers, and therefore face the risks of inadequate supply, price increases, late delivery or unavailability. If our supply of such products is disrupted, our reputation may be harmed and we may lose existing customers or be unable to attract new customers.

We depend on a single third-party wafer foundry to manufacture all of our controllers, and if we are unable to obtain sufficient quantities of controllers at acceptable quality, yields and prices, and in a timely manner, we may not be able to meet customer demand for our products, which could limit the growth and success of our business.

We do not own or operate a semiconductor fabrication facility. Instead, we rely on a single outside foundry, United Microelectronics Corporation, or UMC, of Taiwan to produce all of our controller products. Our reliance on an independent foundry involves a number of significant risks, including:

• reduced control over delivery schedules, quality assurance, manufacturing yields and production costs;
• lack of guaranteed production capacity or product supply; and
• unavailability of, or delayed access to, next-generation or key process technologies.

We do not have a long-term supply agreement with UMC and instead obtain manufacturing services on a purchase order basis. UMC has no obligation to supply products to us for any specific period, in any specific quantity or at any specific price, except as set forth in a particular purchase order. Our requirements represent a small portion of the total production capacity of UMC, and UMC may reallocate capacity to other customers on short notice, even during periods of high demand for our products. If UMC were to become unable or unwilling to continue manufacturing our controllers in the required volumes, at acceptable quality, yields and prices, and in a timely manner, we might not be able to meet customer demand for our products, which could limit the growth and success of our business. Although we have attempted to diversify our sources of controllers by qualifying TSMC and others, we cannot assure you that they will have sufficient capacity to accommodate our demand at any particular time.

In addition, if competition for foundry capacity increases, we may incur significant expenses to secure access to manufacturing services, which in turn may cause our product costs to increase substantially. We expect that the demand for capacity at these facilities will change in the near future due to fluctuating demand for consumer electronic and industrial products that depend on semiconductors manufactured at these facilities. All of these foundries are located in an area of the world that may be subject to political and economic instability and natural disasters, particularly earthquakes. While the last major earthquake in Taiwan did not have a significant impact on deliveries to us from UMC, a similar event in the future at one of their foundries could have a significant impact.

We depend solely on third-party subcontractors for assembly and testing of our digital film products, which could result in product shortages or delays or increase our costs of manufacturing, assembling or testing our products.

Our CompactFlash digital film is currently assembled and tested by Venture Manufacturing in the United States, Malaysia and Singapore and also by PC Partner in China. We do not have a long-term agreement with Venture Manufacturing or PC Partner and typically obtain services from them on a per order basis. Additionally, our controllers are assembled, tested and packaged primarily by Advanced Semiconductor Engineering, Inc. in Taiwan and Multitech Design & Test, Inc. in Sunnyvale, California. Our reliance on these subcontractors involves risks such as reduced control over delivery schedules, quality assurance, inventory levels and costs. These risks could result in product shortages or increase our costs of manufacturing, assembling or testing our products. If these subcontractors are unable or unwilling to continue to provide assembly and test services and deliver products of acceptable quality, at acceptable costs and in a timely manner, we would have to identify and qualify other subcontractors. This could be time-consuming and difficult and result in unforeseen operations problems.

Our unit volume has increased substantially over the last year and has strained our operations infrastructure and our supply chain.

Over the last year, the number of units we manufacture on a weekly basis has increased significantly. This significant increase in growth has strained our supply chain and operations capabilities. If we are not able to continue to accommodate this increased unit demand from our customers, we may have product shortages. If we were to have product shortages, our customers would likely cancel orders or seek other suppliers to replace us. In addition, we must make a significant investment in our existing internal information management systems to support increased manufacturing, as well as accounting and other management related functions. Our systems, procedures and controls may not be adequate to support rapid growth, which could in turn harm our business, financial condition and results of operations.

Our failure to successfully promote our brand and achieve strong brand recognition in target markets could limit or reduce the demand for our products and services.

We believe that brand recognition will be important to our ability to be successful as the digital photography market continues to develop. We plan to continue to invest in marketing programs to create and maintain prominent brand awareness. If we fail to promote our brand successfully, or if the expenses associated with doing so become increasingly high, our business may not grow as we anticipate. In addition, if our products exhibit poor performance or other defects, our brand may be adversely affected, which would inhibit our ability to attract or retain customers.

If we encounter difficulties in attracting and retaining qualified personnel, we may not be able to successfully execute our business strategy and we may need to grant large stock-based incentives that could be dilutive to our stockholders and may be required to pay significant salaries which would increase our general and administrative costs.

Our future success will depend to a significant extent on the continued services of our key employees, including Eric B. Stang, our President and Chief Executive Officer, and Petro Estakhri, our Chief Technology Officer and Executive Vice President of Engineering. Our success will also depend on our ability to attract and retain qualified technical, sales, marketing, finance and managerial personnel. If we are unable to find, hire and retain qualified individuals, we may have difficulty implementing portions of our business strategy in a timely manner, or at all.

We may experience difficulty in hiring and retaining candidates with appropriate qualifications. To attract and retain qualified personnel, we may be required to grant large option or other stock-based incentive awards, which may be highly dilutive to existing stockholders. We may also be required to pay significant base salaries and cash bonuses to attract and retain these individuals, which could harm our operating results. If we do not succeed in hiring and retaining candidates with appropriate qualifications, we will not be able to grow our business.

If our products contain defects, we may incur unexpected and significant operating expenses to correct the defects, we may be required to pay damages to third parties and our reputation may suffer serious harm.

Although our digital film products are tested after they are assembled, these products are extremely complex and may contain defects. These defects are particularly likely when new versions or enhancements are released. The sale of products with defects or reliability, quality or compatibility problems may damage our reputation and our ability to retain existing customers and attract new customers. For example, if there are defects in our products that cause loss of data, customers may lose their digital images stored on our digital film. In addition, product defects and errors could result in additional development costs, diversion of technical and management resources, delayed product shipments, increased product returns, and product liability claims against us which may not be fully covered by insurance.

Our significant sales outside the United States and our brand launch in Japan subject us to increasing foreign political and economic risks, including foreign currency fluctuations.

Sales outside of the United States accounted for 36.0% of our total net revenues for the quarter ended June 30, 2002. We generated a majority of our international revenues from licensing agreements in Asia and product sales in Europe and Asia. The European and Asian markets are intensely competitive. One of our principal growth strategies is to expand our presence in this and other international markets both through increased international sales and strategic relationships. We have begun conducting transactions in the euro, and are expanding distribution of our products into Latin America. Consequently, we anticipate that sales outside of the United States will continue to account for a significant portion of our net revenues in future periods. Accordingly, we are subject to international risks, including:

• foreign currency exchange fluctuations;
• political and economic instability;
• delays in meeting customer commitments due to difficulties associated with managing an international distribution system;
• increased time to collect receivables caused by slower payment practices that are common in many international markets;
• difficulties associated with managing export licenses, tariffs and other regulatory issues pertaining to international trade;
• increased effort and costs associated with the protection of our intellectual property in foreign countries;
• natural disasters, political uncertainties and changing regulatory environments in foreign countries; and
• difficulties in hiring and managing employees in foreign countries.

The sales of our products are denominated primarily in United States dollars. As a result, increases in the value of the United States dollar relative to foreign currencies could cause our products to become less competitive in international markets and could result in a reduction in sales and profitability. We have product sales denominated in British pounds, Euros and other European currencies, as well as the Japanese yen. In addition, we anticipate having some sales in Latin American currencies in 2002. To the extent our prices are denominated in foreign currencies, particularly the British pound and Japanese yen, we will be exposed to increased risks of currency fluctuations. We are considering adopting and implementing a hedging policy to mitigate these potential risks, however we cannot assure you that any policies or techniques implemented in the future will be successful or that our business and financial condition will not be harmed by exchange rate fluctuations.

Risks related to our industry

Our business will not succeed unless the digital photography market continues to grow and is accepted by professional, commercial and consumer users.

We currently depend on sales of digital film and connectivity products for substantially all of our revenues, which exposes us to substantial risk in the event the digital photography market does not grow rapidly. The digital photography market is in an early stage of development and is rapidly evolving. The success of this market depends on many factors, including:

• the ability of digital cameras to take high-quality photographs;
• the availability of digital cameras at prices and with performance characteristics comparable to traditional cameras;
• the availability of digital film that meet users’ requirements with respect to price, speed, connectivity, capacity and compatibility;
• the speed at which digital cameras are able to take successive photographs;
• the ease with which digital files can be transferred to a personal computer or printer;
• the availability of digital image prints comparable in quality and price to traditional photographs; and
• market conditions in the industry and the economy as a whole.

In addition to the above factors related to the digital photography market as a whole, we believe the following additional factors will affect the successful adoption of digital photography by consumers:

• marketing campaigns that increase brand awareness in end-user markets, both domestically and internationally;
• increased association between brand names and attractive price and performance characteristics; and
• heightened consumer confidence in digital photography technology.

If the digital photography market does not continue to grow and be accepted by professional, commercial and consumer users, our business will not succeed.

Increased competition in the digital film market may lead to a decrease in our revenues and market share.

We currently compete in an industry characterized by intense competition, rapid technological change, evolving industry standards, declining average selling prices and rapid product obsolescence. Our existing competitors include many large domestic and international companies that have longer operating histories and greater brand name recognition, greater access to flash memory, substantially greater financial, technical, marketing and other resources, broader product lines and longer standing relationships with retailers, OEMs and end users. As a result, these competitors may be able to better absorb price declines, adapt more quickly to new or emerging technologies or devote greater resources to the promotion and sale of their products than we may. Ultimately, this may lead to a decrease in our sales and market share.

Our primary competitors are companies that sell digital film into the consumer and original equipment manufacturer digital film markets. These companies are primarily manufacturers with both controller and flash memory capabilities, such as Hitachi, SanDisk and Toshiba. SanDisk and Toshiba now jointly develop and manufacture high-performance flash memory. Because flash memory represents a significant portion of the cost of digital film, SanDisk may have a competitive advantage in that it will have access to high-capacity flash memory at prices that may be substantially below the prices that Samsung will charge.

We also compete with manufacturers, package or card assemblers and resellers that combine controllers and flash memory developed by others, such as Hitachi or Toshiba, into flash memory cards, including Dane-Elec Manufacturing, Delkin Devices, Inc., Fuji, Kingston Technology, M-Systems, PNY, Pretec, Ritek, Simple Technology, Smart Modular Technologies, Sony Corporation, TDK Corporation, Viking and many others. Additionally, Hitachi and Samsung, as well as flash controller developers such as Solid State System Co. Ltd. (3-S), compete with our controller and card sales.

Kodak and Fuji are the largest and best-known manufacturers of traditional film products. Kodak and Fuji have entered the U.S. digital film market, but do not yet manufacture their own digital film. Kodak has also announced that it plans to build on its digital strategy with investments and purchases as it aims to be the number one player in digital photography. It further stated that it would fund its digital plans from $6 billion in free cash flow between 2001 and 2005. With their resources and worldwide brand recognition, either Kodak or Fuji would be formidable competitors for our core business. We also expect to face competition from existing or future competitors that design and market similar or alternative data storage solutions that may be less costly or provide additional features. If a manufacturer of digital cameras or other consumer electronic devices designs one of these alternative competing standards into its products, our digital film, as currently configured, will not be compatible with that product and our revenues may decline.

General economic conditions and reduced demand for digital film and related products may prevent us from achieving targeted revenues and profitability.

Our revenues and our ability to achieve and sustain profitability depends significantly on the overall demand for digital film and related products. Our customers’ decisions to purchase our products are largely discretionary. The slowdown in the U.S. and global economy may cause customers to defer or alter purchasing decisions, and accordingly could reduce demand for our products. Softening demand for these products caused by worsening economic conditions has resulted in the past, and may again in the future result, in decreased revenues. As a result, there is uncertainty with respect to our expected revenues for the balance of 2002, and further delays or reductions in spending on digital film and related products could have a material adverse effect on our revenues and operating results.

Our stock price and those of other technology companies have experienced extreme price and volume fluctuations, and, accordingly, our stock price may continue to be volatile which could negatively affect your investment.

The trading price of our common stock has fluctuated significantly since our initial public offering in August 2000 and is significantly below the original offering price of $8 per share. An active public market for our common stock may not be sustained in the future. Many factors could cause the market price of our common stock to fluctuate, including:

• variations in our quarterly operating results;
• announcements of technological innovations by us or by our competitors;
• introductions of new products or new pricing policies by us or by our competitors;
• departure of key personnel;
• the gain or loss of significant orders or customers;
• sales of common stock by our officers and directors;
• changes in the estimates of our operating performance or changes in recommendations by securities analysts; and
• market conditions in our industry and the economy as a whole.

In addition, stocks of technology companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies’ operating performance. Public announcements by companies in our industry concerning, among other things, their performance, accounting practices or legal problems could cause fluctuations in the market for stocks of these companies. These fluctuations could lower the market price of our common stock regardless of our actual operating performance.

In the past, securities class action litigation has often been brought against a company following a period of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources, which could harm our operating results and our business.

If digital camera manufacturers do not develop and promote products that are able to take advantage of our fastest digital film products, the growth and success of our business may be limited.

We depend on the research and development, marketing and sales efforts of digital camera manufacturers in developing, marketing and selling digital cameras that can use our more advanced existing and future products. Most of the digital cameras currently available on the market do not incorporate technologies that can take advantage of the speed available in our fastest digital film products. If digital camera manufacturers do not successfully develop, market and sell digital cameras that take full advantage of our most advanced products, from which we realize higher gross margins, the growth and success of our business may be limited.

The manufacturing of our products is complex and subject to yield problems, which could decrease available supply and increase costs.

The manufacture of flash memory and controllers is a complex process, and it is often difficult for companies to achieve acceptable product yields. Reduced flash memory yields could decrease available supply and increase costs. Controller yields depend on both our product design and the manufacturing process technology unique to the semiconductor foundry. Because low yields may result from either design defects or process difficulties, we may not identify yield problems until well into the production cycle, when an actual product exists and can be analyzed and tested. In addition, many of these yield problems are difficult to diagnose and time consuming or expensive to remedy.

Risks related to our intellectual property

If we are unable to adequately protect our intellectual property, our competitors may gain access to our technology, which could harm our ability to successfully compete in our market.

We regard our intellectual property as critical to our success. If we are unable to protect our intellectual property rights, we may be unable to successfully compete in our market.

We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and other methods to protect our proprietary technologies. We have been granted patents in the United States and other countries and have a number of pending United States and foreign patent applications. We cannot assure you, however, that:

• any of our existing or future patents will not be invalidated;
• patents will be issued for any of our pending applications;
• any claims allowed from existing or pending patents will have sufficient scope or strength; or
• our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage.

It may also be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, develop similar technology independently or design around our patents.

We are involved in intellectual property litigation, and expect to become involved in additional litigation that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology.

We are a party to litigation with third parties to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property. We expect to be involved in additional patent litigation in the near future. These lawsuits could subject us to significant liability for damages. These lawsuits could also lead to the invalidation of our patent rights. Patent lawsuits are extremely expensive and time-consuming and can divert management’s time and attention. When we sue other companies for patent infringement, it may prompt them to respond by suing us for infringement of their patents. We are also negotiating license agreements with third parties, which could result in litigation if these negotiations are unsuccessful. Additional patent litigation would significantly increase our legal expenses, which would result in higher operational expenses and lower operating margins. Any potential intellectual property litigation also could force us to do one or more of the following:

• stop selling products or using technology that contain the allegedly infringing intellectual property;
• attempt to obtain a license to the relevant intellectual property, which license may not be available on reasonable terms or at all; and
• attempt to redesign those products that contain the allegedly infringing intellectual property.

If we are forced to take any of the foregoing actions, we may incur additional costs or be unable to manufacture and sell our products.

Risks related to this offering

Management might apply the net proceeds from this offering to uses that do not improve our operating results or increase the value of your investment.

The net proceeds from the sale of our common stock in this offering will be added to our general working capital. We currently intend to use these net proceeds to fund our anticipated future growth, but have not made specific allocations of the net proceeds of this offering. Our management will therefore have significant flexibility in applying the net proceeds of this offering and may apply those proceeds in ways with which you may disagree. The net proceeds may be used for corporate purposes that do not improve our operating results or market value and you will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. Pending application of the proceeds, they might be placed in investments that do not produce income or that lose value.

Our charter documents and Delaware law could delay or prevent a takeover of us that stockholders may consider favorable, which could cause the market price of our common stock to decline.

We have a classified board of directors. In addition, our stockholders are unable to call special meetings of stockholders without advance notice and approval of stockholders owning at least a majority of our outstanding voting stock or to act by written consent. Our stockholders must also meet advance notice requirements for stockholder proposals. Our board of directors may also issue preferred stock without any vote or further action by the stockholders. These provisions and other provisions under Delaware law could make it more difficult for a third-party to acquire us, even if doing so would benefit our stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer.

Our officers and directors exert substantial influence over us.

Our executive officers, our directors and entities affiliated with them together beneficially own a substantial portion of our outstanding common stock. As a result, these stockholders are able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in our control that may be viewed as beneficial by other stockholders.

Future sales of shares by existing stockholders could affect our stock price.

The shares held by our existing stockholders, including our directors and officers, may be sold in the public market at any time and from time to time subject in certain cases to volume limitations under Rule 144 of the Securities Act of 1933 and various vesting agreements. If any of these stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. In addition, shares subject to outstanding options and shares reserved for future issuance under our stock option and purchase plans will continue to become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and the securities rules and regulations applicable to these shares. Furthermore, certain of our directors and officers have entered into written trading plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934 under which they have been selling shares of our common stock in the public market, which sales could have an adverse effect on our stock price.

Use of proceeds

We estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering will be approximately $     , based on the offering price of $     per share and after deducting the estimated placement agency fee and our estimated offering expenses. We intend to use the net proceeds from the sale of the securities that we are offering with this prospectus supplement and the accompanying prospectus to fund working capital requirements for our anticipated future growth. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

Plan of distribution

All of the shares of the common stock offered pursuant to this prospectus supplement will be sold by us, with the assistance of our sole placement agent as described below, directly to investors to be identified. All of the shares of the common stock will be sold at a single closing and at the same price. The price will be established after consultation with J.P. Morgan Securities Inc. (“JPMorgan”), our exclusive placement agent for this offering, following negotiations with prospective investors as part of a book-building process and with reference to the prevailing market price of our common stock, recent trends in such price and other factors considered material by such investors.

JPMorgan will act as our sole placement agent on a best efforts basis for this offering. In this capacity, JPMorgan will be an underwriter for purposes of the Securities Act, but will not be obligated to purchase the shares from us. Instead, JPMorgan will use its best efforts to facilitate the sale of the shares by us to the investors. As a result, it is possible that not all of the shares offered pursuant to this prospectus supplement will be sold at the closing, in which case we would issue only a portion of the shares offered hereby and our expected net proceeds would be proportionally reduced.

We will indemnify JPMorgan and certain other persons against certain liabilities under the Securities Act. JPMorgan has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with the offering.

We will pay JPMorgan a fee equal to             % of the proceeds of this offering, except in the case of common stock sold to certain investors that we previously had identified to JPMorgan, in which case the fee will be             %, and will reimburse JP Morgan for reasonable expenses that it incurs in connection with the offering. JPMorgan’s fee compensation may be deemed to be underwriter commissions. The following table shows the per share and total commissions we will pay to JPMorgan in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

Per share	$
Total	$

We anticipate that one or more investors purchasing shares of common stock offered by this prospectus supplement already will own shares of our common stock.

We will bear all costs relating to the registration of the shares offered by this prospectus supplement, other than fees and expenses, if any, of counsel or other advisors to the investors.

Legal matters

Certain legal matters with respect to the shares of common stock offered pursuant to this prospectus supplement will be passed upon for us by Fenwick & West LLP, Palo Alto, California.

Where you can find more information

Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered pursuant to this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus supplement (except exhibits, unless they are specifically incorporated by reference into this prospectus supplement). You should direct any requests for copies to: Lexar Media, Inc. 47421 Bayside Parkway, Fremont, California 94538, Attention: Investor Relations, Telephone: (510) 413-1200.

Documents incorporated by reference

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporated by reference in this prospectus supplement the information contained in the following documents:

• our annual report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC on April 1, 2002;
• our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002 filed with the SEC on May 15, 2002, as amended by Amendment No. 1 to the Form 10-Q filed with the SEC on July 19, 2002;
• our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002 filed with the SEC on August 14, 2002;
• the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 21, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
• all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange
Act until all of the securities that we may offer with the prospectus supplement are sold.

You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

Information that we file later with the SEC and that is incorporated by reference in this prospectus supplement will automatically update information contained in this prospectus supplement or that was previously incorporated by reference into this prospectus supplement. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Warrants

This prospectus includes a general description of the shares of common stock, shares of preferred stock, debt securities and warrants we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest.

Our common stock trades on the Nasdaq National Market under the symbol “LEXR”.

Investing in our securities involves risks, which we describe in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and in other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2002.

About this prospectus

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” and “Documents Incorporated by Reference” on page 21.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Lexar” refer to Lexar Media, Inc., a Delaware corporation.

Prospectus summary

This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

Lexar Media

We design, develop and market high-performance digital film and connectivity products for the digital photography market and for other markets utilizing portable digital storage media. Our products and services allow customers to capture digital images and download them quickly to a personal computer for editing, distributing and printing. We also license our proprietary controller technology and sell controllers to other manufactures of flash storage media to address markets adjacent to digital photography.

Our digital film combines flash memory from leading suppliers with our patented technology to address the needs of professional, commercial and consumer photographers. Our high-performance digital film can record images faster than other digital film. This performance advantage is particularly noticeable when used in advanced digital cameras that take advantage of our write speed, or the rate at which our film can capture a digital image. Our digital film is compatible with substantially all digital cameras, including those manufactured by Agfa, Canon, Casio, Epson, Fuji, Hewlett-Packard, Kodak, Konica, Minolta, Nikon, Olympus, Polaroid, Ricoh, Sony and Yashica. We offer digital film in the three primary media formats currently used by digital cameras: CompactFlash, SmartMedia and Memory Stick, as well as in the MultiMedia Card and Secure Digital Card formats, which are flash memory products used in digital cameras and other electronic devices.

Our digital film reader/writers are products that facilitate the transfer of digital images to personal computers and other devices without a direct connection to the digital camera. Our JumpShot cable connects the universal serial bus, or USB, port to our USB-enabled CompactFlash digital film to quickly and easily transfer images.

In addition to digital photography, our technology can be applied to a variety of consumer electronic applications such as digital music players, laptop computers, personal digital assistants, telecommunication and network devices and digital video recorders. In order to extend our technology into these adjacent markets, we have selectively licensed our technology to third parties.

The address of our principal executive offices is 47421 Bayside Parkway, Fremont, California 94538.

The Securities We May Offer

With this prospectus, we may offer debt securities, preferred stock, common stock and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $50,000,000. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

Debt Securities

We may offer general obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities”. The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred shareholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.

We will issue the debt securities under an indenture or indentures between us and State Street Bank and Trust Company of California, N.A., as the trustee. In this document, we have summarized general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibit to the registration statement of which this prospectus is a part.

Preferred Stock

We may issue shares of our preferred stock, par value $0.0001 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

Common Stock

We may issue shares of our common stock, par value $0.0001 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Warrants

We may issue warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Our board of directors will determine the terms of the warrants.

Recent Accounting Pronouncement

We adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (FAS 142), on January 1, 2002. The implementation of this accounting pronouncement modified the accounting for goodwill and intangibles, which included the cessation of amortizing capitalized goodwill and certain intangible assets.

The following table reflects the loss and net loss per share financial information reported for the years ended December 31, 2001, 2000 and 1999 prior to the adoption of FAS 142.

Years Ended December 31,
(in thousands, except per share data)	1999	2000	2001

Consolidated statements of operations data:
Net loss	$(15,281)	$(54,266)	$(47,508)
Net loss per common share—basic and diluted	$(2.65)	$(2.09)	$(0.82)

The following table reflects the adjustment and the adjusted loss and net loss per share financial information as for the years ended December 31, 2001, 2000 and 1999, excluding the amortization of capitalized goodwill and certain intangible assets.

Add: amortization expense	$91	$894	$432
Adjusted net loss	$(15,190)	$(53,372)	$(47,076)
Adjusted net loss per common share—basic and diluted	$(2.64)	$(2.06)	$(0.81)

Special note regarding forward-looking statements

This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled “Risks That Could Affect Future Results” that appears in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and other documents that we subsequently incorporate by reference into this prospectus, and in the section entitled “Risk Factors” in supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Risk factors

Prior to making an investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and the applicable prospectus supplement, in light of their particular investment objectives and financial circumstances.

Use of proceeds

We will use the net proceeds from the sale of securities that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include capital expenditures, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

Dividend policy

We have never declared or paid any cash dividends on our common stock or other securities and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Future dividends on our common stock or other securities, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

Ratio of earnings to fixed charges and preferred dividends

The following table presents our historical ratios of earnings to fixed charges and preferred dividends for the periods indicated (in thousands):

	Years Ended December 31,					Three Months Ended March 31, 2002
	1997	1998	1999	2000	2001

Ratio	—	—	—	—	—	2.1
Deficiency	$15,157	$9,090	$15,281	$54,266	$44,566	$—

For the purpose of this computation, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of the portion of rental expense that is representative of the interest factor, deemed to be one-third of rent expense. The deficiency represents the shortfall in earnings required to cover fixed charges.

Plan of distribution

We may sell our debt securities, shares of preferred stock, shares of common stock and warrants through underwriters, agents, dealers, or directly to one or more purchasers. We may distribute these securities from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

The prospectus supplement for the securities we sell will describe that offering, including:

• the identity of any underwriters, dealers or agents who purchase securities, as required;
• the amount of securities sold, the public offering price and consideration paid, and the proceeds we will receive from that sale;
• the place and time of delivery for the securities being sold;
• whether or not the securities will trade on any securities exchanges or the Nasdaq Stock Market.
• the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers;
• the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and
• any other material terms of the distribution of securities.

Use of Underwriters, Agents and Dealers

We may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Underwriters may sell these securities to or through dealers. Alternatively, we may sell the securities in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

We may also sell any of the securities offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the National Association of Securities Dealers participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

The underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the securities may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Indemnification and Contribution

We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

Description of securities to be registered

With this prospectus, we may offer debt securities, preferred stock, common stock and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $50,000,000.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement.

Debt Securities

The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The description is not complete, and we refer you to the indentures, which we filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under one or more separate indentures between us and State Street Bank and Trust Company of California, N.A., as trustee. Senior debt securities will be issued under a senior indenture and subordinated securities will be issued under a subordinated indenture. A copy of the form of each type of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures may be supplemented by one or more supplemental indentures. We refer to the senior indenture and the subordinated indenture, together with any supplemental indentures, as the “indentures” throughout the remainder of this prospectus.

The indentures do not limit the amount of debt securities that we may issue. The indentures provide that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be secured or unsecured and will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be secured or unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

• the title of the debt securities;
• any limit upon the aggregate principal amount of the debt securities;
• if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

• the date or dates when payments on the principal must be made or the method of determining that date or dates;
• interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;
• the right, if any, to extend the interest payment periods and the duration of the extensions;
• the places where payments may be made and the manner of payments;
• any mandatory or optional redemption provisions;
• any subordination provisions;
• the denominations in which debt securities will be issued;
• the terms applicable to any debt securities issued at a discount from their stated principal amount;
• the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;
• if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;
• whether the debt securities will be secured or unsecured;
• whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;
• whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;
• the certificates or forms required for the issuance of debt securities in definitive form;
• the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;
• any deletions of, or changes or additions to, the events of default or covenants;
• conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and
• any other specific terms of the debt securities.

If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The applicable prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other indebtedness that is not subordinated.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred shareholders of our subsidiaries.

Registrar and Paying Agent

The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

State Street Bank and Trust Company of California, N.A., is our designated security registrar and paying agent for the debt securities.

Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

• the conversion or exchange price;
• the conversion or exchange period;
• provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;
• events requiring adjustment to the conversion or exchange price;

• provisions affecting conversion or exchange in the event of our redemption of the debt securities; and
• any anti-dilution provisions, if applicable.

Registered Global Securities

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

• by the depositary for that registered global security to its nominee;
• by a nominee of the depositary to the depositary or another nominee of the depositary; or
• by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

• ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as “participants”, or persons that may hold interests through participants;
• upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;
• any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and
• ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

• will not be entitled to have the debt securities represented by a registered global security registered in their names;
• will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and
• will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”. We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities”. We will deposit these securities with a common depositary, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Merger, Consolidation or Sale of Assets

Under the terms of the indentures, we may consolidate or merge with another company, or sell, lease or convey all or substantially all our assets to another company, if

• Lexar is the continuing entity; or
• Lexar is not the continuing entity, and

—the successor entity is organized under the laws of the United States of America and expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and
—the merger, sale of assets or other transaction must not cause a default on the debt securities and we must not already be in default.

Events of Default

Unless otherwise provided for in the prospectus supplement, the term “event of default”, when used in the indentures means any of the following:

• failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;
• failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;
• failure to make sinking fund payments, if any, when due;
• failure to perform other covenants for 60 days after notice that performance was required;
• certain events in bankruptcy, insolvency or reorganization of our company; or
• any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

Each indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under each indenture unless:

• the holder has previously given to the trustee written notice of default and continuance of that default;
• the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;
• the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;
• the trustee has not instituted the action within 60 days of the request; and
• the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of an indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indentures as stated below or as provided in the prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as “defeasance”. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as “covenant defeasance”. We may effect defeasance and covenant defeasance only if, among other things:

• we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;
• we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and
• in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

Although we may discharge or decrease our obligations under the indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

Except as provided in the prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

• secure any debt securities;
• evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;
• add covenants for the protection of the holders of debt securities;
• cure any ambiguity or correct any inconsistency in the indenture;
• establish the forms or terms of debt securities of any series; and
• evidence and provide for the acceptance of appointment by a successor trustee.

Each indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

• extend the stated maturity of any debt security;
• reduce the principal amount or premium, if any;
• reduce the rate or extend the time of payment of interest;
• reduce any amount payable on redemption;
• change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;
• reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;
• impair the right to institute suit for the enforcement of any payment on any debt security when due; or
• reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture for any such series.

Concerning the Trustee

Each indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indentures separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indentures may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series may be effected by the trustee for that series at an office or agency designated by the trustee of that series in New York, New York.

If the trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

• would not conflict with any rule of law or with the applicable indenture;
• would not be unduly prejudicial to the rights of another holder of the debt securities; and
• would not involve any trustee in personal liability.

Each indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

Each indenture provides that no incorporator and no past, present or future stockholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Preferred Stock

Under our certificate of incorporation we have authorized 10,000,000 shares of preferred stock, par value $0.0001 per share. At July 12, 2002, we had no shares of preferred stock issued and outstanding. Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the stockholders.

Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

• the designation of the title of the series;
• dividend rates;
• redemption provisions, if any;
• special or relative rights in the event of liquidation, dissolution, distribution or winding up of Lexar;
• sinking fund provisions, if any;
• whether the preferred stock will be convertible into our common stock or any other of our securities or exchangeable for securities of any other person;
• voting rights; and
• any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our by-laws.

The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Ranking

Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

Dividends

Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

• the dividend rates;
• whether the rates will be fixed or variable or both;
• the dates of distribution of the cash dividends; and
• whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

Conversion and Exchange

The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

Redemption

We will specify in the prospectus supplement relating to each new series of preferred stock:

• whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;
• whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and
• the redemption prices.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

• distributions upon liquidation in the amount provided in the prospectus supplement relating to that series of preferred stock; plus
• any accrued and unpaid dividends.

These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock may or may not be entitled to any further participation in any distribution of our assets, as provided in the prospectus supplement relating to that series of preferred stock.

Voting Rights

The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations or prospectus supplement relating to that series or as required by law.

Transfer Agent and Registrar

We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.

Common Stock

The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. Our restated certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our restated certificate of incorporation provides that we have authority to issue 200,000,000 shares of common stock, par value $0.0001 per share. As of June 30, 2002, there were 59,474,693 shares of common stock outstanding. Common stockholders are entitled to one vote for each share held on all matters submitted to a vote of stockholders. They do not have cumulative voting rights. Common stockholders do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of common stockholders are subject to the rights of the shareholders of any series of preferred stock, which we may designate and issue in the future. We will describe the specific terms of any common stock we may offer in a prospectus supplement.

Charter Provisions

The board of directors currently consists of seven members. Our restated certificate of incorporation and bylaws provide for a staggered board of directors divided into three classes with the term of office of the first class, Class I, to expire at the 2004 annual meeting of stockholders; the term of office of the second class, Class II, to expire at the 2005 annual meeting of stockholders; the term of office of the third class, Class III, to expire at the 2003 annual meeting of stockholders; and after for each term to expire at each third succeeding annual meeting of stockholders after the corresponding election.

Our restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by law. Our bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary, and permitting the board of directors to grant indemnification to employees and agents to the fullest extent permitted by Delaware law.

Our bylaws require that nominations for the board of directors made by the stockholders and proposals by stockholders seeking to have any business conducted at a stockholders’ meeting comply with particular notice procedures. A notice by a stockholder of a planned nomination or of proposed business must generally be given not later than 75 days nor earlier than 105 days prior to the date of the meeting. A stockholder’s notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made, and a notice from a stockholder proposing business to be brought before the meeting must describe such business and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting that proposal.

Our restated certificate of incorporation and bylaws provide that any action required or permitted to be taken by the stockholders shall be taken only at a duly called annual or special meeting of the stockholders. Special meetings may be called by the chairperson of the board or the chief executive officer, or if there is no chief executive officer, by the president, a majority of the members of the board or the holders of at least a majority of the outstanding voting stock then entitled to vote at an election of directors. In addition, our restated certificate of incorporation and bylaws provide that the board of directors may, from time to time, fix the number of directors constituting the board of directors, and only the directors are permitted to fill vacancies on the board of directors.

Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation and bylaws require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, to alter, change, amend, repeal or adopt any provision inconsistent with Article VI of our restated certificate of incorporation or to alter amend or repeal any provision of our bylaws or to adopt new bylaws. In addition, our restated certificate of incorporation and bylaws provide that the board of directors shall have the power to amend or repeal our bylaws.

The provisions of the restated certificate of incorporation and bylaws discussed above could make more difficult or discourage a proxy contest or the acquisition of control of a substantial block of our stock or the removal of any incumbent member of the board of directors. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Lexar, even though such an attempt might be beneficial to Lexar and our stockholders.

Change of Control

We are subject to Section 203 of the Delaware General Corporation Law, which, under certain circumstances, may make it more difficult for a person who would be an “Interested Stockholder,” as defined in Section 203, to effect various business combinations with us for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203.

Transfer Agent

The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of our common stock is Mellon Investor Services L.L.C.

Warrants

We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase common stock or preferred stock.

Each series of warrants will be issued either directly or under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Debt Warrants

The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

• the title and aggregate number of the debt warrants;
• any offering price of the debt warrants;
• the number of debt warrants and debt securities that will be separately transferable;
• any date on and after which the debt warrants and debt securities will be separately transferable;
• the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;
• the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants that may be exercised at any one time and the final date on which the debt warrants may be exercised;
• the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;
• the terms of any right to redeem or call the debt warrants;
• any book-entry procedure information;
• any currency or currency units in which the offering price and the exercise price are payable; and
• any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

Equity Warrants

The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

• the title and aggregate number of the equity warrants;
• any offering price of the equity warrants;
• the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants;
• if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

• if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;
• the number of shares of common stock or preferred stock purchasable upon exercise of an equity warrant and the price;
• the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;
• if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;
• any currency or currency units in which the offering price and the exercise price are payable;
• any applicable anti-dilution provisions of the equity warrants;
• any applicable redemption or call provisions; and
• any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

Legal matters

Certain legal matters with respect to the securities will be passed upon for us by Fenwick & West LLP, Palo Alto, California.

Experts

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Lexar Media, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Lexar Media, Inc., 47421 Bayside Parkway, Fremont, California 94538, Attention: Investor Relations, Telephone: (510) 413-1200.

Documents incorporated by reference

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

• our annual report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC on April 1, 2002;
• our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002 filed with the SEC on May 15, 2002;
• the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 21, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
• all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until all of the securities that we may offer with this prospectus are sold.

You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

6,000,000 shares

Common Stock

Preliminary Prospectus Supplement

JPMorgan

                , 2002

You should rely only on the information contained in this prospectus supplement and the attached prospectus or incorporated by reference in the attached prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and attached prospectus or incorporated by reference in the attached prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and attached prospectus or incorporated by reference in the attached prospectus is accurate only as of the date of this prospectus supplement and prospectus, regardless of the time of delivery of this prospectus supplement and attached prospectus or of any sale of our common stock.